                                                                  Exhibit (c)(7)


                                                                    CONFIDENTIAL


               Discussion Materials For The Special Committee of

                                 [SYLVAN LOGO]


                                November 11, 2003


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


DISCLAIMER


     - THE FOLLOWING MATERIALS HAVE BEEN PREPARED BY LANE, BERRY & CO. INTERNATIONAL ("LBCI") AS PART OF A PRESENTATION BEING MADE TO AND AT THE REQUEST OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF SYLVAN INC. ("SYLVAN" OR THE "COMPANY").

     - IN PREPARING THIS PRESENTATION, WE HAVE ASSUMED AND RELIED, UPON THE ACCURACY AND COMPLETENESS OF THE FINANCIAL AND OTHER INFORMATION SUPPLIED OR OTHERWISE MADE AVAILABLE TO US FROM PUBLIC SOURCES OR BY THE COMPANY AND HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION. WE HAVE NEITHER OBTAINED NOR PERFORMED ANY INDEPENDENT VALUATION OR APPRAISAL OF THE ASSETS OR LIABILITIES OF THE COMPANY. IN ADDITION, THE COMPANY HAS NOT REQUESTED AND WE HAVE NOT PERFORMED A LIQUIDATION ANALYSIS.

     - PLEASE NOTE THAT THIS PRESENTATION IS BASED ON ECONOMIC, MARKET AND OTHER CONDITIONS AS IN EFFECT ON, AND THE INFORMATION AND AGREEMENTS (OR DRAFTS THEREOF) MADE AVAILABLE TO US AS OF, THE DATE HEREOF AND DOES NOT PURPORT TO TAKE INTO CONSIDERATION SUBSEQUENT DEVELOPMENTS WHICH MAY AFFECT THE INFORMATION PRESENTED HEREIN. LBCI DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM THE INFORMATION PRESENTED HEREIN.

     - THIS PRESENTATION HAS BEEN PREPARED FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE IN CONNECTION WITH AND FOR THE PURPOSES OF ITS EVALUATION OF THE PROPOSED TRANSACTION AND IS NOT ON BEHALF OF, AND SHALL NOT CONFER RIGHTS OR REMEDIES UPON, ANY PERSON OTHER THAN THE SPECIAL COMMITTEE.

     - IN ADDITION, THIS PRESENTATION DOES NOT CONSTITUTE AN OPINION OR RECOMMENDATION TO A STOCKHOLDER OF THE COMPANY ON HOW TO VOTE WITH RESPECT TO THE PROPOSED TRANSACTION. FURTHER, WE DO NOT ADDRESS THE RELATIVE MERITS OF THE PROPOSED TRANSACTION COMPARED WITH OTHER BUSINESS STRATEGIES OR ALTERNATIVE TRANSACTIONS THAT MIGHT BE AVAILABLE TO THE COMPANY, THE COMPANY'S UNDERLYING BUSINESS DECISION TO PROCEED OR EFFECT THE PROPOSED TRANSACTION, OR ANY OTHER ASPECT OF THE PROPOSED TRANSACTION.


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


AGENDA


     1.   EXECUTIVE SUMMARY

     2.   SUMMARY OF PROPOSED TRANSACTION

     3.   SUMMARY BACKGROUND OF PROPOSED TRANSACTION

     4.   OVERVIEW OF SYLVAN

     5.   ANALYSIS OF PROPOSED TRANSACTION

     6.   VALUATION OVERVIEW

     7.   CONCLUSION

LANE,BERRY & CO.
International

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                                                                   [SYLVAN LOGO]


EXECUTIVE SUMMARY


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


INTRODUCTION

      - LANE, BERRY & CO. INTERNATIONAL ("LBCI") HAS BEEN ASKED BY THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS (THE "SPECIAL COMMITTEE") OF SYLVAN INC. ("SYLVAN" OR THE "COMPANY") TO OPINE AS TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE CASH CONSIDERATION TO BE RECEIVED BY THE HOLDERS (OTHER THAN DENNIS ZENSEN, VIRGIL JURGENSMEYER, ROGER CLAYPOOLE, SNYDER ASSOCIATED COMPANIES, INC., SAC HOLDING COMPANY AND THEIR RESPECTIVE AFFILIATES) OF SYLVAN'S COMMON STOCK (THE "COMMON STOCKHOLDERS") PURSUANT TO THE MERGER (AS DESCRIBED IN THE DRAFT AGREEMENT AND PLAN OF MERGER DATED NOVEMBER 7, 2003 (THE "MERGER AGREEMENT"), AMONG THE COMPANY, SNYDER ASSOCIATED COMPANIES, INC. ("PARENT" OR THE "SNYDER GROUP") AND SAC HOLDING COMPANY ("SUB")) (THE "PROPOSED TRANSACTION")

      - IN CONDUCTING OUR ANALYSIS, WE HAVE ANALYZED, AMONG OTHER THINGS, THE FOLLOWING:

            -     The Merger Agreement

            - The results of the first sales process conducted by LBCI between April 2002 and December 2002

            - The results of the second sales process conducted between April 2003 and November 2003

            - The Company's Annual Reports on Form 10-K and the Company's Quarterly Reports on Form 10-Q

            - Certain internal information and other data relating to the Company, including standalone forecasts and projections prepared and provided to us by management of the Company

            - Certain other publicly available information concerning the Company and the trading markets for the Company's common stock

            - Certain publicly available information concerning other companies engaged in businesses which we believe to be generally comparable to the Company and the trading markets for certain of such other companies

            - Certain publicly available information concerning the terms of recent business combinations which we believe to be relevant

     - WE HAVE ALSO INTERVIEWED CERTAIN SENIOR MANAGEMENT OF THE COMPANY CONCERNING THE BUSINESS AND OPERATIONS, PRESENT CONDITION AND FUTURE PROSPECTS OF THE COMPANY AND UNDERTOOK OTHER STUDIES, ANALYSES AND INVESTIGATIONS AS WE DEEMED APPROPRIATE UNDER THE CIRCUMSTANCES


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


EXECUTIVE SUMMARY

      -     SUMMARY OF PROPOSED TRANSACTION

            - The Snyder Group has proposed to purchase all the outstanding shares of common stock (not owned by Parent or any subsidiary of Parent), par value $0.001 per share (the "Common Stock"), in a one-step cash merger

            - After the Proposed Transaction, Sylvan will become a privately held corporation

      -     CONSIDERATION FOR THE PROPOSED TRANSACTION

            - At the effective time, i.e. the date of consummation of the Proposed Transaction, the Common Stockholders will receive $12.25 in cash for each share of Common Stock (the "Merger Consideration") which aggregates to $64.2 million

                  - The Snyder Group is expected to contribute up to $56.5 million as equity (1)

                        - Roger Claypoole is expected to contribute up to $1.0 million as equity (1)

                  - Sylvan management is expected to contribute up to $9.2 million through a rollover of a portion or all of its equity (1)

                  - The remaining source of funds will come from Citizens Bank or an alternative senior lender (1)

      -     PROCESS & TIMING OF THE PROPOSED TRANSACTION

            -     Sign the definitive Merger Agreement on November 11, 2003

            -     File proxy statement with the SEC by November 25, 2003

            - Receive approval from the SEC and mail proxies to the stockholders by late December 2003 or early January 2004

            - Hold special meeting and stockholder vote by late January 2004 or early February 2004

            -     Proposed Transaction closes during Q1'2004


(1)  Per the Snyder Group's proposed sources and uses of funds.


LANE,BERRY & CO.
International

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                                                                   [SYLVAN LOGO]


SUMMARY OF PROPOSED TRANSACTION

LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


SUMMARY OF KEY TERMS OF THE PROPOSED TRANSACTION

   THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 7, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:



    MERGER CONSIDERATION             -    The Common Stockholders receive $12.25
                                          in cash for each share of Common Stock
                                          -    Sylvan management is expected to
                                               contribute up to $9.2 million
                                               through a rollover of a portion
                                               or all of its equity

                                     -    All outstanding and unexercised
                                          options to purchase shares of Common
                                          Stock that have exercise prices less
                                          than the Merger Consideration (as
                                          defined in the Merger Agreement) shall
                                          be cancelled and exchanged for the
                                          right to receive a cash amount equal
                                          to the difference between the Merger
                                          Consideration and the per share
                                          exercise price of such option

    TRANSACTION STRUCTURE            -    Reverse triangular merger (i.e. merger
                                          of Sub, a wholly owned subsidiary of
                                          Parent, with and into the Company,
                                          with the Company being the surviving
                                          entity)

    PRINCIPAL CONDITIONS TO CLOSING  -    Stockholder vote approval

                                     -    Wynnefield Capital and Steel Partners
                                          must sign a voting agreement
                                          simultaneously with the signing of the
                                          definitive Merger Agreement Customary
                                          representations and warranties of the

                                     -    Company, Parent and Sub remain true
                                          and correct with only such exceptions
                                          as do not in the aggregate have a
                                          material adverse effect (as defined in
                                          the Merger Agreement)

                                     -    Since June 30, 2003, there shall not
                                          have been any change, circumstance or
                                          event which constitutes, has resulted
                                          in, or that would reasonably be likely
                                          to result in, a material adverse
                                          effect (as defined in the Merger
                                          Agreement)

                                     -    Other customary approvals, consents,
                                          waivers and clearances (e.g. HSR)


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

   THE PROPOSED TRANSACTION INCLUDES THE FOLLOWING KEY ELEMENTS WHICH ARE TAKEN FROM THE DRAFT MERGER AGREEMENT DATED AS OF NOVEMBER 7, 2003 BY AND AMONG THE COMPANY, PARENT AND SUB:



     TERMINATION/BREAK-UP FEE

                                     -    The Merger Agreement may be terminated
                                          and the Proposed Transaction may be
                                          abandoned, at any time prior to the
                                          Effective Time, in the following
                                          circumstances:

                                             -    By mutual written agreement of
                                                  the Company, Parent and Sub

                                             -    By either the Company or
                                                  Parent if the Merger Agreement
                                                  is not approved and adopted by
                                                  the Common Stockholders

                                             -    By judgment or injunction

                                             -    By material breach of either
                                                  Parent or Company

                                             -    By either the Company or
                                                  Parent if the Proposed
                                                  Transaction has not been
                                                  consummated on or before May
                                                  1, 2004

                                     -    Upon the occurrence of certain events
                                          listed below, the Merger Agreement
                                          will be terminated and the Company
                                          will pay $2.0 million as a break-up
                                          fee to Parent and will pay up to
                                          $500,000 to Parent for expense
                                          reimbursements:

                                             -    Lack or withdrawal of Board of
                                                  Directors or Special Committee
                                                  recommendation

                                             -    No stockholder meeting is held
                                                  within 30 business days of
                                                  proxy's clearance with the SEC

                                             -    The Company enters into a
                                                  Superior Proposal (as defined
                                                  within the Merger Agreement)

                                             -    Consummation of certain
                                                  transactions within 12 months
                                                  of termination pursuant to
                                                  lack of stockholder approval

                                     -    Parent shall be entitled to expense
                                          reimbursement in the event the Merger
                                          Agreement is not approved and adopted
                                          by the Common Stockholders


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


SUMMARY BACKGROUND OF PROPOSED TRANSACTION


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


  BACKGROUND OF PROPOSED TRANSACTION

APRIL 2002          -    Special Committee retains LBCI to explore strategic
                         alternatives

                    -    LBCI performs business and financial due diligence

MAY 2002            -    LBCI continues to perform business and financial due
                         diligence

                    - Sylvan issues a press release announcing the exploration of strategic alternatives process

                    - Sylvan holds its stockholder meeting and LBCI provides an update to the Board of Directors

JUNE 2002           -    Special Committee decides to run a targeted sales
                         process

                    - LBCI together with the Company prepares sales process materials

JULY 2002           -    LBCI together with the Company receives final approval
                         from the Board of Directors regarding the sales process materials

                    -    LBCI begins making calls to prospective buyers

AUGUST 2002         -    LBCI continues to make calls to prospective buyers; 35
                         parties were contacted

                    - LBCI communicates bidding process and deadline to prospective buyers

SEPTEMBER 2002      -    Deadline for submitting non-binding indications of
                         interest

                    - Sylvan receives one non-binding indication of interest from American Securities Capital Partners at $10.00 - $11.00 per share

                    - LBCI presents to the Board of Directors regarding the sales process and future strategic alternatives

OCTOBER 2002        -    Sylvan receives a second non-binding indication of
                         interest from Cadigan Investment Partners at $12.50 -
                         $13.50 per share (Cadigan Investment Partners subsequently verbally rescinded this non-binding indication of interest)

                    - Dissatisfied with offers received, Sylvan issues a press release announcing a major share repurchase program and the completion of its review of strategic alternatives

NOVEMBER 2002       -    Sylvan announces Q3'02 financial results and lower 2002
                         earnings expectations due partially to increased competitive pressures in spawn operations

DECEMBER 2002       -    Sylvan terminates engagement with LBCI

APRIL 2003          -    Wynnefield Capital and Steel Partners announce in a 13D
                         filing that they have formed a group and intend to nominate a new slate of directors through a proxy solicitation process

                    - Sylvan issues a press release announcing that it received a non-binding indication of interest from the Snyder Group to acquire the Company at $11.00 per share and announces the formation of the Special Committee

                    - Special Committee retains LBCI and Morgan Joseph as financial advisors

                    - Wynnefield Capital and Steel Partners announce in a 13D filing that they will not agree to vote their shares in favor of the proposed Snyder Group buyout

                    - LBCI and Morgan Joseph perform business and financial due diligence Special Committee decides to run a second sales process

                    - LBCI and Morgan Joseph together with the Company prepare sales process materials


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

MAY 2003            -    LBCI and Morgan Joseph receive final approval from the
                         Special Committee regarding the sales process materials

                    - LBCI and Morgan Joseph begin making calls to prospective buyers

JUNE 2003           -    LBCI and Morgan Joseph continue making calls to
                         prospective buyers; 73 prospective buyers are contacted

                    - The Snyder Group issues a press release announcing the official withdrawal of its non-binding indication of interest

                    - LBCI and Morgan Joseph communicate bidding process and deadline to prospective buyers

JULY 2003           -    Deadline for submitting non-binding indication of
                         interest

                    - Sylvan receives four non-binding indications of interest from the following parties: American Securities Capital Partners, Key Kosmont, Lake Pacific Partners and The Tokarz Group (affiliated with Cadigan Investment Partners)

                    - Special Committee decides to continue discussions with Lake Pacific Partners on an exclusive basis due to the superiority of their offer

                    - Lake Pacific Partners performs financial, business and legal due diligence

                    -    Lake Pacific Partners receives a draft merger agreement

AUGUST 2003         -    Lake Pacific Partners continues to perform financial,
                         business and legal due diligence

                    - Lake Pacific Partners submits a revised non-binding indication of interest calling for a two-tiered offer, increasing from $11.50 per share for all stockholders to $12.00 per share for the outside stockholders and $11.50 per share for the inside stockholders (as defined in their offer)

SEPTEMBER 2003      -    Lake Pacific Partners continues to perform financial,
                         business and legal due diligence

                    - Lake Pacific Partners, the Special Committee and their respective counsels continue to negotiate the merger agreement

OCTOBER 2003        -    State of Wisconsin Investment Board, a Lake Pacific
                         Partners financing source, decides not to participate in the Proposed Transaction

                    -    Lake Pacific Partners' period of exclusivity expires

                    - Lake Pacific Partners actively looks for an alternative source of financing

                    - The Snyder Group verbally indicates that it has interest in acquiring the Company; however, refuses to formally engage with the Special Committee

NOVEMBER 2003       -    Lake Pacific Partners receives commitments from John
                         Hancock Life Insurance Company and Wingate Partners to serve as financing sources in their bid to acquire the Company

                    - The Snyder Group expresses interest to the Special Committee at $12.25 cash per share for all Common Stockholders

                    - Lake Pacific Partners orally expresses offer to acquire all of the Common Stock at $12.50 cash per share subject to mutually acceptable management agreement with Dennis Zensen

                    -    Negotiations continue with both interested parties


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


OVERVIEW OF SYLVAN


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


KEY PERFORMANCE METRICS

($ in millions)                                 2000     2001     2002                    2003 (1)
                                               ------------------------  ----------------------------------------
                                                                         Old Wrap.  New Wrap.  Rev. 2003  Current
                                               Actual   Actual   Actual    Proj.      Proj.      Proj.      Proj.
                                               ------------------------  ----------------------------------------
Net Sales                                       $85.9    $85.9    $88.2    $88.9      $97.0      $97.4      $95.9
    Cost of Sales                                47.9     49.8     52.1     53.0       61.9       62.6       61.3
                                                -----    -----    -----    -----      -----      -----      -----
Gross Profit                                     38.0     36.1     36.1     35.9       35.1       34.8       34.5
    Selling and Administration                   19.5     18.0     19.4     17.7       19.7       20.6       20.5
    Private Company Expenses and Fees              --       --       --       --         --         --         --
    Research and Development                      1.8      1.7      2.0      1.9        1.2        1.2        1.2
    Depreciation                                  5.2      5.4      5.6      5.7        5.6        6.3        6.3
                                                -----    -----    -----    -----      -----      -----      -----
Operating Income                                 11.5     11.0      9.1     10.6        8.5        6.6        6.5
    Depreciation                                  5.2      5.4      5.6      5.7        5.6        6.3        6.3
    Other Amortization/Non-Cash Items (2)         0.7      0.8      0.2      0.2        0.9        1.1        0.3
                                                -----    -----    -----    -----      -----      -----      -----
EBITDA                                           17.4     17.2     14.9     16.5       15.1       14.0       13.1
    Plus:  Public Company Expenses                                           0.7        0.7        0.7        1.3
    Plus:  Management Annuity Expense (3)                                    0.4        0.4        0.4        0.4
    Less:  Non-Cash Pension-Related Items (2)                                 --       (0.7)      (0.7)        --
    Less:  Private Company Expenses and Fees                                (0.2)      (0.2)      (0.2)      (0.2)
                                                                           -----      -----      -----      -----
Adjusted EBITDA (Assumed private ownership)                                 17.4       15.3       14.2       14.5

($ in millions)                                   YTD September 2003
                                               --------------------------

                                               Actual   Revised     Var.
                                               --------------------------
Net Sales                                       $69.8    $69.6      0.3%
    Cost of Sales                                44.0     43.9     (0.1%)
                                                -----    -----      ---
Gross Profit                                     25.8     25.7     (0.5%)
    Selling and Administration                   15.5     15.6      1.0%
    Private Company Expenses and Fees              --       --       --
    Research and Development                      1.1      1.1     (5.4%)
    Depreciation                                  4.7      4.6     (0.8%)
                                                -----    -----      ---
Operating Income                                  4.5      4.4      4.2%
    Depreciation                                  4.7      4.6     (0.8%)
    Other Amortization/Non-Cash Items (2)         0.1      0.2     19.7%
                                                -----    -----      ---
EBITDA                                            9.4      9.2      2.0%
    Plus:  Public Company Expenses
    Plus:  Management Annuity Expense (3)
    Less:  Non-Cash Pension-Related Items (2)
    Less:  Private Company Expenses and Fees

Adjusted EBITDA (Assumed private ownership)


(1) The Old Wrapper Projections are from September 2002; the New Wrapper Projections are from May 2003; the Revised 2003 Projections are from June 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable. Additionally, YTD September 2003 Amortization expense is an estimate.

(3) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

($ in millions)                                           2004 (1)                      2005 (1)
                                                ---------------------------  ----------------------------
                                                New Wrap. Current            New Wrap.  Current
                                                  Proj.     Proj.     Var.     Proj.      Proj.     Var.
                                                --------  -------   ------   ---------  -------   ------
Net Sales                                        $ 99.4    $ 96.9     (2.6%)  $101.5     $ 97.7     (3.8%)
    Cost of Sales                                  62.7      61.5      2.0%     63.4       61.8      2.5%
                                                 ------    ------   ------    ------     ------   ------
Gross Profit                                       36.7      35.4     (3.5%)    38.1       35.9     (5.9%)
    Selling and Administration                     20.3      19.5      4.1%     20.7       19.6      5.5%
    Private Company Expenses and Fees                --       0.2       NM        --        0.2       NM
    Research and Development                        1.3       1.3      0.4%      1.3        1.3      2.3%
    Depreciation                                    5.5       6.3    (15.6%)     5.3        6.0    (12.1%)
                                                 ------    ------   ------    ------     ------   ------
Operating Income                                    9.6       8.1    (15.5%)    10.8        8.8    (18.1%)
    Depreciation                                    5.5       6.3    (15.6%)     5.3        6.0    (12.1%)
    Other Amortization/Non-Cash Items (2)           0.9       0.2     78.3%      0.9        0.2     78.3%
                                                 ------    ------   ------    ------     ------   ------
EBITDA                                             16.0      14.7     (8.5%)    17.1       15.0    (11.9%)
    Plus:  Public Company Expenses (3)              0.7        --       NM       0.7         --       NM
    Plus:  Management Annuity Expense (4)           0.4       0.4      0.0%      0.4        0.4      0.0%
    Less:  Non-Cash Pension-Related Items (2)      (0.7)       --       NM      (0.7)        --       NM
    Less:  Private Company Expenses and Fees       (0.2)       --       NM      (0.2)        --       NM
                                                 ------    ------   ------    ------     ------   ------
Adjusted EBITDA (Assumed private ownership)        16.2      15.1     (7.3%)    17.3       15.4    (10.7%)

($ in millions)                                              2006 (1)                       2007 (1)
                                                 -----------------------------  ------------------------------
                                                 New Wrap.  Current             New Wrap.  Current
                                                   Proj.      Proj.     Var.      Proj.      Proj.     Var.
                                                 ---------  -------    ------   ---------  -------    ------
Net Sales                                         $103.3     $100.6      (2.6%)  $104.0     $103.6      (0.4%)
    Cost of Sales                                   64.0       61.9       3.3%     64.4       62.2       3.5%
                                                  ------     ------    ------    ------     ------    ------
Gross Profit                                        39.3       38.7      (1.5%)    39.6       41.4       4.7%
    Selling and Administration                      21.0       20.1       4.1%     21.2       20.7       2.4%
    Private Company Expenses and Fees                 --        0.2        NM        --        0.2        NM
    Research and Development                         1.3        1.3      (0.2%)     1.3        1.3      (1.3%)
    Depreciation                                     5.2        5.7      (9.6%)     5.1        5.5      (8.0%)
                                                  ------     ------    ------    ------     ------    ------
Operating Income                                    11.8       11.4      (3.5%)    11.9       13.7      14.6%
    Depreciation                                     5.2        5.7      (9.6%)     5.1        5.5      (8.0%)
    Other Amortization/Non-Cash Items (2)            0.9        0.2      78.3%      0.9        0.2      78.3%
                                                  ------     ------    ------    ------     ------    ------
EBITDA                                              17.9       17.3      (3.6%)    17.9       19.4       8.0%
    Plus:  Public Company Expenses (3)               0.7         --        NM       0.7         --        NM
    Plus:  Management Annuity Expense (4)            0.4        0.4       0.0%      0.4        0.4       0.0%
    Less:  Non-Cash Pension-Related Items (2)       (0.7)        --        NM      (0.7)        --        NM
    Less:  Private Company Expenses and Fees        (0.2)        --        NM      (0.2)        --        NM
                                                  ------     ------    ------    ------     ------    ------
Adjusted EBITDA (Assumed private ownership)         18.2       17.7      (2.6%)    18.2       19.8       8.8%


(1) The New Wrapper Projections are from May 2003; the Current Projections are from November 2003.

(2) The New Wrapper and the Revised Projections added back non-cash pension related expense to devise EBITDA. We deducted it to allow Adjusted EBITDA for the various projections to be comparable.

(3) In the Current Projections, Public Company Expenses of $900K were eliminated from Corporate Expenses beginning in 2004.

(4) Under private ownership, Management Annuity expenses of $400K forecasted in each model are assumed to be eliminated, which is reflected in the Adjusted EBITDA figures.


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


                    [LINE GRAPH DEPICTING STOCK PRICE/VOLUME
                      NOVEMBER 8, 2001 - NOVEMBER 10, 2003]


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

  STOCK TRADING ACTIVITY

 NOVEMBER 8, 2001 - NOVEMBER 10, 2003

                                  [BAR CHART]

                                           TOTAL TRADING VOLUME
 CLOSING STOCK PRICE RANGE                  Volume in Thousands
 -------------------------                  -------------------

<$10.00                                             207
$10.00-$10.99                                       993
$11.00-$11.99                                     1,986
$12.00-$12.25                                       170
$12.25 <                                            634


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


ANALYSIS OF PROPOSED TRANSACTION


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

SUMMARY TRANSACTION MULTIPLES

      (USD in millions, except per share data)

     Purchase Price Per Share                                             $12.25
        Premium to November 10th Closing Price of $10.07                   21.6%
     Fully Diluted Shares Outstanding                                        5.2
                                                                          ------
        EQUITY VALUE                                                        64.2
     Expected Debt as of 12/31/03:
     Revolver                                                               30.0
     Other Debt                                                              1.3
     Minority Interest                                                       2.2
     Cash and cash equivalents                                               4.0
                                                                          ------
        ENTERPRISE VALUE                                                    93.7
     Implied LTM Revenue Multiple                                           1.0x
     Implied FY'03E Revenue Multiple                                        1.0x
     Implied LTM EBITDA Multiple     (1)                                    6.9x
     Implied FY'03E EBITDA Multiple (1)                                     7.2x
     Implied FY'03E Adjusted EBITDA Multiple (2)                            6.4x
     Implied LTM P/E Ratio                                                 18.3x
     Implied FY'03E P/E Ratio (1)                                          20.0x

(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003.

(2) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mmand $400K for elimination of public company expenses and executive annuity expenses respectively in 2003.


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


      SOURCES AND USES OF FUNDS FOR PROPOSED TRANSACTION

SOURCES & USES OF FUNDS   (USD IN MILLIONS) (1)

                                                                 CUM. MULT.
                                                                   FY'03E
SOURCES                                     AMT.    % TOTAL     ADJUSTED EBITDA    USES                                  AMT.
-------                                     ----    -------     ---------------    ----                                  ----
Roll-Over Debt                             $32.0      32.4%          2.2x          Equity Purchase Price                $64.2
                                           -----     -----
    Subtotal                                32.0      32.4%          2.2x          Net Debt (2)                          32.0
                                                                                   Transaction Fees and Expenses (2)      2.5
Management Equity (Rollover)                 9.2       9.3%
Snyder Equity (Existing Funds/Bank Line)    56.5      57.2%
Claypoole Equity (Existing Funds)            1.0       1.0%
                                           -----     -----
Total Equity                                66.7      67.6%          6.8x
                                           -----     -----                                                              -----
    TOTAL SOURCES                          $98.7     100.0%          6.8x          TOTAL USES                           $98.7

(1)  Per the Snyder Group's proposed Sources and Uses of Funds.

(2) Net Debt and Transaction Fees and Expenses are estimates made by the Snyder Group.


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]


 SUMMARY OF FIRST SYLVAN SALES PROCESS

-     LBCI CONTACTED A TOTAL OF 35 PROSPECTIVE BUYERS

- 8 OF THE 14 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 8 RECEIVED A CONFIDENTIALITY AGREEMENT

      - None of the strategic buyers executed a Confidentiality Agreement; therefore, no strategic buyer received a "Wrapper"

      -     The other 6 strategic buyers immediately declined further interest

- 15 OF THE 21 FINANCIAL BUYERS RECEIVED A "TEASER" AND 10 OF THESE 15 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

      - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

- TWO FINANCIAL BUYERS, AMERICAN SECURITIES CAPITAL PARTNERS AND CADIGAN INVESTMENT PARTNERS, SUBMITTED A NON-BINDING INDICATION OF INTEREST

      - American Securities Capital Partners valued Sylvan at $10.00 - $11.00 per share

      - Cadigan Investment Partners valued Sylvan at $12.50 - $13.50 per share

- THESE BUYERS WERE PROVIDED 2002E REVENUE AND EBITDA ESTIMATES OF $88.0 MILLION AND $16.1 MILLION RESPECTIVELY

      - American Securities Capital Partners' bid range: 1.0x 2002E Revenue & 5.3x 2002E EBITDA - 1.0x 2002E Revenue & 5.7x 2002E EBITDA

      - Cadigan Investment Partners' bid range: 1.1x 2002E Revenue & 6.3x 2002E EBITDA - 1.2x 2002E Revenue & 6.6x 2002E EBITDA

                                      CALL        TEASER        BOOK       BID
                                      ----        ------        ----       ---

                 STRATEGIC             14             8            0         0

                 FINANCIAL             21            15           10         2
                                       --            --           --         -
                   TOTAL               35            23           10         2
                                       ==            ==           ==         =


LANE,BERRY & CO.
International

                                                                   [SYLVAN LOGO]

THE SNYDER GROUP ORIGINAL PRELIMINARY BID DETAILS
THE ORIGINAL SNYDER GROUP OFFER INCLUDED THE FOLLOWING KEY ELEMENTS:

     DEAL CONSIDERATION                 -    $11.00 cash for each share of
                                             Common Stock

     IMPLIED MULTIPLES (1)              -    0.9x 2003E revenue

                                        -    6.0x 2003E EBITDA

     TRANSACTION STRUCTURE              -    Cash merger

     PRINCIPAL CONDITIONS TO CLOSING    -    Stock voting agreement for all
                                             stockholders who own 5% or more of
                                             the Common Stock of Sylvan (the
                                             "Significant Stockholders")

                                               -    Agree to vote shares in
                                                    favor of merger

                                               -    Grant an irrevocable proxy
                                                    to Newco to vote the shares
                                                    in favor of the merger

                                               -    Agree not to sell or
                                                    otherwise dispose of their
                                                    shares

                                        -    Debt financing of at least $65mm of
                                             which approximately $15mm would be
                                             subordinated debt

                                        -    Representations and warranties will
                                             be true in all material respects

                                        -    No material adverse change in the
                                             financial condition, business or
                                             prospects of Sylvan will have
                                             occurred

                                        -    Other customary approvals,
                                             consents, waivers and clearances
                                             (e.g. HSR)

     BREAK-UP FEE                       -    Break-up fee in an amount to be
                                             determined payable if the merger is
                                             abandoned or fails to close as a
                                             result of:

                                               -    A material breach by Sylvan
                                                    or any Significant
                                                    Stockholder

                                               -    Acceptance by Sylvan's Board
                                                    of Directors of a superior
                                                    bid proposal

----------
(1) Implied multiples are calculated off of the New Wrapper Projections for Revenue and EBITDA ($97.0mm and $15.1mm respectively).


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


SUMMARY OF SECOND SYLVAN SALES PROCESS

      -     LBCI AND MORGAN JOSEPH CONTACTED A TOTAL OF 73 PROSPECTIVE BUYERS

      - 13 OF THE 32 STRATEGIC BUYERS RECEIVED A "TEASER" AND 1 OF THESE 13 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

            - The other 19 strategic buyers immediately declined further interest

      - 27 OF THE 41 FINANCIAL BUYERS RECEIVED A "TEASER" AND 12 OF THESE 27 EXECUTED A CONFIDENTIALITY AGREEMENT AND RECEIVED A "WRAPPER"

            - Some financial buyers that did not receive a "Teaser" or execute a Confidentiality Agreement evaluated the merits of a deal by using public filings

      - THE FOLLOWING FOUR FINANCIAL BUYERS SUBMITTED A NON-BINDING INDICATION OF INTEREST: AMERICAN SECURITIES CAPITAL PARTNERS, KEY KOSMONT, LAKE PACIFIC PARTNERS AND THE TOKARZ GROUP (1)

      - THESE BUYERS WERE PROVIDED 2003E REVENUE AND EBITDA ESTIMATES OF $97.0 MILLION AND $15.1 MILLION RESPECTIVELY

                                   CALL      TEASER        BOOK         BID
                                   ----      ------        ----         ---

               STRATEGIC            32          13            1           0

               FINANCIAL            41          27           12           4
                                    --          --           --          --
                 TOTAL              73          40           13           4

----------
(1) The Tokarz Group is run by Michael Tokarz who is the Chairman of Cadigan Investment Partners.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


PRELIMINARY BID DETAILS

THE COMPREHENSIVE SALES PROCESS CONDUCTED BY LBCI AND MORGAN JOSEPH PRODUCED FOUR PRELIMINARY BIDS WHICH ARE SUMMARIZED BELOW:


                      PRICE PER
PROSPECTIVE BUYER     SHARE RANGE               IMPLIED MULTIPLES (1)       FINANCING SOURCES   COMMENTS
-----------------     -----------               ---------------------       -----------------   --------
AMERICAN SECURITIES   $8.00                     0.8x 2003E Revenue          Not disclosed       -   Submitted verbal bid
CAPITAL PARTNERS                                5.0x 2003E EBITDA
KEY KOSMONT           $7.00 - $9.00             0.7x - 0.8x 2003E Revenue   Not disclosed       -   Tender offer
                                                4.6x - 5.3x 2003E EBITDA                        -   5% - 10% management ownership
                                                                                                -   Lock-up agreements with large
                                                                                                    stockholders
LAKE PACIFIC PARTNERS $11.50                    1.0x 2003E Revenue          Senior Debt         -   Merger
                      Submitted a second two-   6.2x 2003E EBITDA           Equity:             -   Agreement by D. Zensen to roll
                      tiered preliminary bid:                                  Lake Pacific         half of his shares
                      $12.00 for Outsiders      1.0x 2003E Revenue             SWIB
                      $11.50 for Insiders       7.1x 2003E EBITDA (2)          Dennis Zensen    -   Obtain financing from SWIB and
                                                                                                    bank lenders

                      Orally expresses a third                              Senior Debt         -   Subject to mutually acceptable
                      preliminary bid:                                      Equity:                 management agreement with
                      $12.50                                                   Lake Pacific         Dennis Zensen
                                                                               Hancock/Wingate
                                                                               Dennis Zensen
THE TOKARZ GROUP      $10.00                    0.9x 2003E Revenue          Senior Debt         -   Tender offer or statutory merger
                                                5.7x 2003E EBITDA           Equity

----------
(1) Implied Revenue and EBITDA multiples calculated from projected 2003 financials on prior page except for Lake Pacific's revised offer multiples which are calculated off of the September 2003E Revenue and EBITDA projections ($95.9 million and $13.0 million respectively) as their revised bid was based on these projections.

(2) Implied Revenue and EBITDA multiples assume $12.00 per share is paid in cash to all Sylvan stockholders.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


VALUATION OVERVIEW


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


SUMMARY -  SYLVAN IMPLIED PRICE PER SHARE

         [BAR CHART DEPICTING SUMMARY - SYLVAN IMPLIED PRICE PER SHARE]

IMPLIED MULTIPLES

      2003E EBITDA            4.75x to 6.55x       5.05x to 7.90x       6.45x to 6.95x         6.90x to 7.60x
      2003E Adj. EBITDA       4.30x to 5.90x       4.60x to 7.10x       5.80x to 6.20x         6.20x to 6.80x


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


PUBLIC EQUITY COMPARABLES OVERVIEW


METHODOLOGY              -    To determine the current public market value and
                              trading multiples of companies similar to Sylvan, thereby imputing a "public market" valuation range

COMPANY SELECTION        -    LBCI analyzed a range of public food and
                              agricultural producers and selected three sectors comprising six trading comparables for analysis:


                              Food Processors:          Fresh Produce Companies:        Agricultural Companies:
                              ----------------          ------------------------        -----------------------
                              Archer-Daniels-Midland    Chiquita Brands                 Delta and Pine
                              Bunge                     Fresh Del Monte                 Hines Horticulture


ISSUES                   -    No control premium is reflected in the results of
                              the public market valuation

                         - There are no direct public company comparables to the Company

                         - Many of the listed companies are substantially larger than the Company which affects their direct applicability vis-a-vis valuation


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


  PUBLIC EQUITY COMPARABLES ANALYSIS


   (USD in Millions)
                               STOCK    % OF     FD                    EV / REVENUE           EV / EBITDA             P / E
                               PRICE   52-WEEK  EQUITY  ENTERPRISE  --------------------  --------------------  --------------------
COMPANY                       11/10/03  HIGH     VALUE    VALUE     LTM   CY'03E  CY'04E  LTM   CY'03E  CY'04E  LTM   CY'03E  CY'04E
--------------------------    --------  ----     -----    -----     ---   ------  ------  ---   ------  ------  ---   ------  ------
    SYLVAN                     $10.07    84%      $51.9      $83.4  0.9X   0.9X    0.9X   6.2X   6.4X    6.0X  15.1X   16.4X   13.6X

FOOD PROCESSING COMPANIES
    Archer-Daniels-Midland (1) $14.18    95%   $9,181.5  $11,014.2  0.3x   0.3x    0.3x   7.5x   7.1x    5.7x  18.6x   17.2x   12.9x
    Bunge                  (2)  26.87    86%    2,710.6    4,718.6  0.2x   0.2x    0.2x   6.8x   6.4x    5.1x   9.9x   11.0x    9.3x
FRESH PRODUCE COMPANIES
    Chiquita Brands        (3)  19.47    97%      780.7    1,006.9  0.3x   0.4x    0.4x   5.6x   6.4x    5.2x   9.0x   11.2x    7.2x
    Fresh DelMonte              25.57    88%    1,463.3    1,413.6  0.6x   0.6x    0.5x   5.0x   4.7x    4.3x   6.5x    6.7x    6.5x
AGRICULTURAL COMPANIES
    Delta and Pine              24.03    94%      977.1      838.7  3.0x   2.8x    2.5x  12.8x  11.5x    9.2x  28.5x   24.3x   18.0x
    Hines Horticulture     (4)   4.09    91%       90.3      332.8  1.0x     NA      NA   5.8x     NA      NA   7.8x    2.4x      NA

    HIGH                                 97%                        3.0X   2.8X    2.5X  12.8X  11.5X    9.2X  28.5X   24.3X   18.0X

    MEDIAN                               93%                        0.5X   0.4X    0.4X   6.3X   6.4X    5.2X   9.4X   11.1X    9.3X

    LOW                                  86%                        0.2X   0.2X    0.2X   5.0X   4.7X    4.3X   6.5X    2.4X    6.5X

                                           REVENUE                       EBITDA                        EARNINGS PER SHARE
                                   ---------------------------    ------------------------------    ------------------------------
                                   LTM        CY'03E    CY'04E    LTM     CY'03E (5)   CY'04E (5)   LTM    CY'03E (5)   CY'04E (5)
                                   ---        ------    ------    ---     ----------   ----------   ---    ----------   ----------
SYLVAN FINANCIALS                   $93.4     $95.9     $96.9     $13.5     $13.1        $14.0     $0.67     $0.61        $0.74
 IMPLIED SYLVAN PRICE PER SHARE
   HIGH                             $47.92    $46.62    $41.27    $27.55    $23.02       $18.70    $19.06    $14.92       $13.29

   MEDIAN                           $ 2.36    $ 0.45    $ 1.33    $10.43    $10.25       $ 7.97    $ 6.31    $ 6.82       $ 6.85

   LOW                                  NM        NM        NM    $ 7.13    $ 5.72       $ 5.63    $ 4.36    $ 1.44       $ 4.79

----------
(1)  Pro forma for the acquisition of Minnesota Corn Processsors LLC.

(2) Pro forma for the acquisition of Cereol S.A. and for the sale of its Lesieur bottled oil business.

(3) Pro forma for the acquisition of Scipio and the sale of Chiquita Processed Foods.

(4)  Pro forma for the 9/11/03 issuance of $175mm in senior notes.

(5) Financial figures assume Sylvan remains a public company. CY'03E and CY'04E EBITDA, and CY'03E and CY'04E EPS do not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K, and do include all public company expenses, which are $1.25mm in 2003 and $900K in 2004.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


M&A COMPARABLES OVERVIEW


METHODOLOGY         -    To determine the historical private market value and
                         transaction multiples of companies similar to the Company, thereby imputing a "transaction" valuation range

ISSUES              -    Multiples paid in the transaction analysis may reflect
                         potential synergies an acquiror could realize as a result of the target's operating scale

                    -    There are no direct M&A comparable transactions


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


M&A COMPARABLES ANALYSIS


(USD in Millions)

ANN. DATE   ACQUIROR                TARGET
---------   --------                ------
  6/2/03    Fox Paine and Co.       Seminis
  2/4/03    Riviana Foods           ACH Food Companies, Rice Business
12/18/02    Investor Group (1)      Dole Food Company
 7/22/02    Bunge                   Cereol S.A.
  1/7/02    Kerry Group             Stearns & Lehman
 8/17/01    Nippon Suisan           Gorton's Seafood & Bluewater Seafoods
 2/20/01    Lesaffre et Compagnie   Sensient Technologies' Red Star Yeast & Products (2)
12/21/00    Investor Group          Michael Foods
10/17/00    Kerry Group             Armour Food Ingredients
12/17/99    Moneys Mushrooms        Vlasic Foods, Vlasic Farms Fresh Mushrooms Business
 9/16/98    Pictsweet LLC           United Foods Inc.







                                                                                                       TRANSACTION
(USD in Millions)                                                                        TRANS.        VALUE / LTM
                                                                                                    ------------------
ANN. DATE  DESCRIPTION                                                                   VALUE      REVENUE     EBITDA
---------  -----------                                                                   -----      -------     ------
  6/2/03   Worldwide producer and marketer of vegetable and fruit seeds.               $  625.0        1.3x      7.8x
  2/4/03   Producer of rice products.                                                      24.0        0.7x        NA
12/18/02   Producer and marketer of fruits and vegetables.                              2,500.0        0.6x      6.4x
 7/22/02   Manufacturer of seed oils and olive oils.                                    1,496.3        0.3x      5.5x
  1/7/02   Stearns & Lehman is a manufacturer of coffeehouse chain,
           foodservice and branded Italian-style flavoured syrups.                         26.0        1.3x        NA
 8/17/01   Gorton's is a retail frozen seafood brand in
           the U.S. & Bluewater is a brand in Canada.                                     175.0        0.7x      8.8x
 2/20/01   Supplier of yeast to the commercial bakery market.                             122.0        1.0x      7.1x
12/21/00   Producer and distributor of food products in four areas: egg products,
           refrigerated distribution, dairy products and potato products.                 747.2        0.7x      5.5x
10/17/00   Provide a wide range of specialty food ingredients.                             35.0        0.9x        NA
12/17/99   Producer of fresh mushrooms.                                                    50.0        0.4x        NM
 9/16/98   Grower, processor, marketer and distributor of food products.                   63.1        0.3x      4.9x

           HIGH                                                                        $2,500.0        1.3X      8.8X

           MEDIAN                                                                      $  122.0        0.7X      6.4X

           LOW                                                                         $   24.0        0.3X      4.9X

                                                                                               LTM
                                                                                        ------------------
                                                                                        REVENUE     EBITDA
                                                                                        -------    -------
           SYLVAN FINANCIALS                                                            $93.4      $13.5
           IMPLIED SYLVAN PRICE PER SHARE
              HIGH                                                                      $18.18     $16.84

              MEDIAN                                                                    $ 6.43     $10.66

              LOW                                                                           NM     $ 6.77

----------
(1) David H. Murdock, Chairman and CEO of Dole, acquired the 76% of Dole's outstanding common stock that he and his family did not own.

(2)  Revenue is an actual figure, EBITDA is an estimate.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


LBO ANALYSIS OVERVIEW


METHODOLOGY              -    To determine the potential price a financial buyer
                              could pay assuming certain benchmarks of financial leverage and required returns

                         - This analysis uses "private company" figures to reflect the operations as if the Company were no longer a public company

BENCHMARK SELECTION      -    LBCI identified the following key benchmarks in
                              performing its analysis:

                              --   Maximum pro forma Senior Debt / 2003E
                                   Adjusted EBITDA of 3.25x

                              -- Maximum pro forma Total Debt / 2003E Adjusted EBITDA of 4.25x

                              -- Minimum equity returns of approximately 17% to the mezzanine debt holders

                              -- Minimum equity returns to the sponsor of approximately 25%


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]
LBO ANALYSIS

SOURCES & USES OF FUNDS   (USD IN MILLIONS)

                                            CUM. MULT.
                                              FY03E
SOURCES                    AMT.   % TOTAL  ADJUSTED EBITDA  USES                             AMT.
-------                    ----   -------  ---------------  ----                             ----
Revolver (1)            $27.2       29.9%        1.9x       Equity Purchase Price           $55.8
Term Loan A              20.0       22.0%        3.3x       Refinance Debt                   31.3
Mezzanine                14.5       16.0%        4.3x       Transaction Fees & Expenses       3.9
                        -----      -----
    Subtotal             61.8       67.8%        4.3x

Sponsor Equity           29.3       32.2%        6.3x
                        -----      -----                                                    -----
   TOTAL SOURCES        $91.1      100.0%        6.3x          TOTAL USES                   $91.1
                        =====      =====                                                    =====

TRANSACTION SUMMARY

Current Stock Price                                                                        $10.07
PURCHASE PRICE PER SHARE                                                                    10.75
Shares Outstanding                                                                            5.2
                                                                                           ------
    Equity Value                                                                             55.8
Plus: Existing Debt                                                                          31.3
Plus: Existing Minority Interest                                                              2.2
Less: Existing Cash                                                                           4.0
                                                                                           ------
    Total Enterprise Value                                                                   85.3
TEV AS A MULTIPLE OF:
FY'03E EBITDA (2)                                                                            6.5x
FY'03E Adjusted EBITDA (3)                                                                   5.9x
                                                                                           ------


OWNERSHIP TABLE

                                                   PF                     DILUTED   VALUE IN
                                                  OWNER.      WARRANTS     OWNER.     2008         IRR
                                                  ------      --------     ------     ----         ---
Sponsor Group                                      94.5%        0.0%        94.5%    $ 90.6        25.3%
Mezzanine (12.0%)                                   0.0%        5.5%         5.5%      21.5        17.1%
                                                   ----         ---         ----     ------        ----
   TOTAL                                           94.5%        5.5%       100.0%     112.2
                                                   ====         ===        =====      =====

SUMMARY CREDIT AND LEVERAGE STATISTICS

                                                                  PROJECTED FISCAL YEARS
                                                                    ENDING DECEMBER 31,
                                        PRO FORMA           ----------------------------------
                                        12/31/03E           2004      2005      2006      2007
                                        ---------           ----      ----      ----      ----
Bank Debt / Adj. EBITDA (3)             3.3x                 2.8x      2.4x      1.7x     1.1x
Total Debt / Adj. EBITDA (3)            4.3                  3.8       3.3       2.5      1.8
Adj. EBITDA / Interest Expense (3)      3.2                  3.3       3.6       4.5      5.6
Adj. EBITDA-CapEx / Int Expense (3)     2.4                  2.5       2.7       3.5      4.5

RETURNS TO SPONSOR'S EQUITY

                                                  PURCHASE PRICE PER SHARE
                                      ------------------------------------------------------
                                      $9.75   $10.25    $10.75    $11.25    $11.75   $12.25
                                      -----   ------    ------    ------    ------   ------

                             5.50X     28.4%    25.7%     23.3%     21.1%     19.1%    17.3%
                    2008     5.75X     29.9%    27.1%     24.7%     22.5%     20.4%    18.6%
             ADJ. EBITDA     6.00X     31.2%    28.5%     26.0%     23.8%     21.7%    19.8%
       EXIT MULTIPLE (3)     6.25X     32.6%    29.8%     27.3%     25.0%     22.9%    21.1%
                             6.50X     33.9%    31.0%     28.5%     26.2%     24.1%    22.2%

----------
(1) Assumes a $30mm revolver that is drawn $27.2mm at close. Also, assumes that $1.3mm of other debt is refinanced as well.

(2) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $1.25mm in 2003 and $900K in 2004-2008.

(3) Financial figures assume Sylvan becomes a private company. EBITDA adjusted for add-backs of $1.25mm and $400K for elimination of public company expenses and executive annuity expenses respectively in 2003 and for aforementioned amounts in all future periods.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


DCF ANALYSIS OVERVIEW

METHODOLOGY         -    To determine the present value of the projected
                         after-tax free cash flows of the Company utilizing an EBITDA exit multiple terminal value and a range of discount rates


VARIABLES                       VARIABLE                   SELECTED RANGE
                                --------                   --------------
                        -- EBITDA Exit Multiple (2008):    -- 5.50x-6.50x
                        -- Discount Rate Range:            -- 12.0%-14.0%


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


DCF ANALYSIS


                                                            YEAR ENDING DECEMBER 31,
                                             -----------------------------------------------------------
(USD in Millions)                             2004         2005         2006         2007         2008           TV
--------------------------------             -------      -------      -------      -------      -------       -------
SUMMARY FINANCIALS:
REVENUE                                      $  96.9      $  97.7      $ 100.6      $ 103.6      $ 106.7
  Growth %                                        --          0.8%         3.0%         3.0%         3.0%
ADJUSTED EBITDA (1)                             14.0         14.3         16.6         18.7         19.3
  Margin %                                      14.4%        14.7%        16.5%        18.0%        18.0%
EBIT                                             7.4          8.1         10.7         13.0         13.7
  Margin %                                       7.7%         8.3%        10.6%        12.5%        12.9%
FREE CASH FLOW ANALYSIS:
EBIT * (1 - Tax Rate)                            4.9          5.3          7.0          8.5          9.0
Plus:  Depreciation                              6.3          6.0          5.7          5.5          5.3
Plus:  Amortization                              0.2          0.2          0.2          0.2          0.2
Plus:  Change in Working Capital                (0.1)        (0.1)        (0.4)        (0.4)        (0.6)
Less:  Capital Expenditures                      3.9          3.9          3.9          3.9          3.9
                                               -------      -------      -------      -------      -------
FREE CASH FLOW                                   7.4          7.5          8.7         10.0         10.0
EBITDA (2008)                                                                                                    19.3
EBITDA Multiple                                                                                                 6.00X
                                                                                                                -----
TERMINAL VALUE                                                                                                  115.6
Total Free Cash Flow                             7.4          7.5          8.7         10.0         10.0        115.6
Weighted Average Cost of Capital        13.0%
PRESENT VALUE OF FCF                             6.6          5.9          6.0          6.1          5.5         62.7
                                               =======      =======      =======      =======      =======      =====

   IMPLIED ENTERPRISE VALUE:                                       SENSITIVITY ANALYSIS:

                                                            5.50X      5.75X      6.00X      6.25X        6.50X
                                                           ------     ------     ------     ------       ------
   TOTAL ENTERPRISE VALUE              $ 92.8
   Less: Net Debt                        29.4      12.0%   $11.94     $12.47     $13.00     $13.53       $14.06
                                       ------
   EQUITY VALUE                          63.3      12.5%    11.60      12.12      12.64      13.16        13.67
   FD Shares Outstanding                  5.2      13.0%    11.27      11.78      12.29      12.80        13.30
   IMPLIED PRICE PER SHARE             $12.29      13.5%    10.96      11.45      11.95      12.44        12.94
                                       ======      14.0%    10.65      11.13      11.62      12.10        12.59

----------
(1) Financial figures assume Sylvan remains a public company. EBITDA does not include the management annuity add-back of $400K and the Private Company fees and expenses of $200K and it does include all public company expenses which are $900K in 2004-2008.


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]

WACC ANALYSIS

                                                                                                              TOTAL DEBT &
COMPARABLE COMPANIES                   COST OF        EQUITY      TOTAL     PREFERRED   EFFECTIVE  UNLEVERED  PREF'D STOCK /
(USD in Millions)           BETA (1)  EQUITY (2)(8)   VALUE       DEBT       STOCK      TAX RATE    BETA (3)    CAPITAL
--------------------        -------   ------------    ------      -----     ---------   ---------  ---------  --------------

Archer-Daniels-Midland        0.64      10.2%        $9,181.5    $3,543.5     $0.0        28.5%      0.50        27.8%

Bunge                         0.60      10.4%         2,710.6     2,072.0      0.0        26.3%      0.38        43.3%

Chiquita Brands               0.79      12.2%           780.7       276.5      0.0        12.0%      0.60        26.2%

Delta and Pine                0.51      10.3%           977.1      (141.7)     0.0        35.5%      0.56       (17.0%)

Fresh DelMonte                0.71      11.4%         1,463.3       (33.6)     0.0         8.5%      0.73        (2.4%)

Hines Horticulture              NA        NA             90.3       242.5      0.0        41.0%        NA        72.9%

MEAN                          0.65      10.9%        $2,533.9    $  993.2     $0.0        25.3%      0.56        25.1%
MEDIAN                        0.64      10.4%        $1,220.2    $  259.5     $0.0        27.4%      0.56        27.0%

SYLVAN                        0.44      17.5%            51.9        29.3      0.0        34.5%      0.31        38.0%




                                                      WEIGHTED AVERAGE COST OF  CAPITAL (4)      LEVERED COST OF EQUITY (5)
                                                  ---------------------------------------   ---------------------------------------
                                                  TARGET DEBT & PREF'D / ENTERPRISE VALUE   TARGET DEBT & PREF'D / ENTERPRISE VALUE
                                       UNLEVERED  ---------------------------------------   ---------------------------------------
    ASSUMPTIONS                           BETA       35.0%        40.0%        45.0%            35.0%        40.0%        45.0%
--------------------------             ---------    -----        -----        -----            -----        -----        -----
Pretax Cost of Debt (Kd)(6)      5.0%
Risk-Free Rate (Rf)(7)           5.3%
Equity Risk Premium (Rm-Rf)(8)   7.0%    0.45        13.3%        12.7%        12.1%            18.7%        19.0%        19.3%
Size Premia (Sp)(9)              9.2%    0.50        13.6%        13.0%        12.4%            19.2%        19.5%        19.8%
Tax Rate For Target (Tr)        34.5%    0.55        13.9%        13.3%        12.7%            19.6%        20.0%        20.3%
Equity Political Risk
 Premium (Rp)                    0.0%    0.60        14.2%        13.6%        13.0%            20.1%        20.5%        20.9%
Other Risk Premium (Ro)          0.0%    0.65        14.5%        13.9%        13.3%            20.6%        21.0%        21.4%

----------
(1)  Source: two years of weekly data vs. the S&P 500 from Bloomberg.

(2) Cost of Equity = Risk-Free Rate (Rf) + (Equity Beta (Be) * Equity Risk Premium (Rm-Rf)) + Size Premia (Sp).

(3)  Unlevered Beta = Be / (1+(D*(1-Tr) + P) / E).

(4) WACC= [(Rf +Be * (Rm-Rf) + Sp + Rp) *%E] +[Kd * (1-Tr) * % D] + Ro. Assumes pretax cost of debt remains constant.

(5)  Levered Cost of Equity = [Rf + Be * (Rm-Rf) + Sp +Rp)] +Ro.

(6) Any political risk premium (Rp) associated with debt is included in the pretax cost of debt (Kp).

(7)  Risk-Free Rate based on 30-year U.S. Treasury Yield as of 11/10/03.

(8) Source: 2003 Ibbotson Risk Premia Report. Based on the differences of large company total arithmetic mean returns minus long-term bond income returns from 1926-2002.

(9) Cost of equity premia based on equity market capitalization. Micro-cap (within $0.5mm - $64.8mm) =9.2%. Amounts per 2003 Ibbotson Risk Premia Report.


LANE, BERRY & CO.
International                                                                35

                                                                   [SYLVAN LOGO]


CONCLUSION


LANE, BERRY & CO.
International

                                                                   [SYLVAN LOGO]


CONCLUSION

AS OF THE DATE HEREOF, LBCI IS PREPARED TO DELIVER ITS FAIRNESS OPINION WITH RESPECT TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY THE COMMON STOCKHOLDERS.


LANE, BERRY & CO.
International

                                                                              37